Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 1, 2011 relating to the consolidated financial statements and financial statement schedule of General Motors Company (the Company) and General Motors Corporation (the Predecessor) (which report expresses an unqualified opinion and includes explanatory paragraphs relating to (1) the adoption of amendments to accounting standards, and (2) the Company’s acquisition of substantially all of the assets and assumption of certain of the liabilities of the Predecessor in accordance with the Amended and Restated Master Sale and Purchase Agreement pursuant to Section 363(b) of the Bankruptcy Code and the Bankruptcy Court sale order dated July 5, 2009 and the resulting application of fresh-start reporting, which resulted in a lack of comparability between the financial statements of the Company and the Predecessor) and our report dated March 1, 2011 relating to the effectiveness of General Motors Company’s internal control over financial reporting appearing in the Annual Report on Form 10-K of General Motors Company for the year ended December 31, 2010.

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP

Detroit, Michigan

June 17, 2011